UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 and 15(d) of the

Securities Exchange Act of l934

April 13, 2007

Date of report (date of earliest event reported)

VICORP RESTAURANTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado

(State or Other Jurisdiction of Incorporation)

002-78250	84-0511072
(Commission File Number)	(IRS Employer Identification No.)

400 West 48th Avenue, Denver, Colorado 80216

(Address of Principal Executive Offices)  (Zip Code)

(303) 296-2121

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the resignation of Debra Koenig from her positions as Chief Executive Officer of VICORP Restaurants, Inc. (the “Company”) and as a member of the Company’s Board of Directors, effective as of March 5, 2007 and her resignation as an employee of the Company, effective April 4, 2007, the Company and Ms. Koenig entered into a Severance Agreement and General Release dated as of April 13, 2007 (the “Severance Agreement”).

The Severance Agreement provides that Ms. Koenig will receive a continuation of her base annual salary of $412,000 for a period of twelve months following the termination of her employment.  In addition, during this twelve month period, the Company will also pay for Ms. Koenig’s health insurance coverage at the same rate as it pays for such coverage for its employees.

Pursuant to the Severance Agreement, Ms. Koenig has released the Company and related persons from all claims arising out of her employment.  In addition, she will continue to be bound by the non-solicitation and non-compete restrictions in her employment agreement for a period of one (1) year.

The description of the above-referenced Severance Agreement is qualified in its entirety by reference to the complete text of the document, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

No.	Exhibit

99.1	Severance Agreement and General Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICORP RESTAURANTS, INC.

Date: April 20, 2007	By:	/s/ Anthony Carroll
Anthony Carroll
Chief Financial Officer and Chief Administration
Officer (Principal Financial and Accounting Officer)